Exhibit 99.3

January 22, 2003

Steven Flagg

Chairman and President

PurchaseSoft, Inc.

7514 Girard Avenue

Suite 1440

La Jolla, California 92037

Dear Steven:

Re:    Settlement of Outstanding PurchaseSoft Obligations

This letter is written to you as President and Chairman of PurchaseSoft, Inc. (“PurchaseSoft”) with respect to our outstanding claim of unpaid fees of $90,000 (the “Unpaid Fees”) under the engagement letter agreement, dated as of March 1, 2001, between PurchaseSoft and Devonshire Holdings, L.L.C. (“Devonshire”), as amended by the First Amendment to Engagement Agreement, dated as of May 24, 2001 (collectively, the “Engagement Agreement”).

1.                                    Devonshire will release the claim for the Unpaid Fees in consideration of the following:

(a)          PurchaseSoft shall pay to Devonshire the amount of US $6,000 by delivery of a check in immediately available funds to the order of Devonshire Holdings L.L.C. within three business days of your execution of this letter agreement (subject to collection) and upon acceptance of the deliverables described in Section l(c) of this letter agreement by Devonshire’s representative in accordance with Section l(c);

(b)          PurchaseSoft hereby grants to Devonshire an exclusive, irrevocable, transferable, worldwide, perpetual license (with right to sublicense and assign in Devonshire’s sole discretion) to commercially exercise any and all intellectual property rights in the Product (defined below) that PurchaseSoft owns, including copyright, patent and trade secret rights under the laws of all jurisdictions of the world, upon the terms more fully described in Sections 2 through 8 below; and

(c)           PurchaseSoft will deliver, at its expense, to Devonshire at its principal place of business at 2363 Clove Road, LaGrangeville, N.Y., 12450, “as is,” a copy of the portion of the Product set forth on Exhibit B, on paper, within 3 days of execution of this letter agreement, and such copy shall be satisfactory to Devonshire after inspection by its representative, and Devonshire’s failure to object to the delivered Product within 7 calendar days of receipt thereof shall be evidence that such copy is satisfactory to Devonshire.

For the purposes of this letter agreement, the “Product” means the PurchaseSoft V4 product, developed by Tata Infotech Ltd (“Tata”) for PurchaseSoft, pursuant to the contracts set forth in this paragraph, including (i) the Deliverables and New Agreement Material (including all source code, base code and object code with respect thereto) defined in and referred to and set forth in (w) the letter agreement, dated as of May 14, 2002 (“Tata Letter Agreement”), by and between PurchaseSoft and Tata, (x) the Agreement for Computer Consultancy Services (“Services

Agreement”), effective as of March 15, 2001, between the same parties, (y) the Agreement for Computer Consultancy Services, dated September 1, 2001 (the “Consultancy Services Agreement”), between the same parties and (z) the Contract (No. 200100044), commenced on September 1, 2001, between the same parties for software development services (the “Tata Development Contract”) and (ii) the materials and deliverables set forth on Exhibit A attached hereto, including all source code, base code and object code with respect thereto (clause (i) and (ii) of this paragraph, collectively, the “Tata Deliverables and New Agreement Material”),  (iii) any relevant source code and documentations provided to Tata by PurchaseSoft pursuant to Section 13.2 of the Services Agreement or provided to Tata pursuant to the Tata Development Contract or Article 13 of the Consultancy Services Agreement (the “PurchaseSoft Relevant Source Code and Documentation”) and (iv) all materials, source code, based code, object code and deliverables of the PurchaseSoft V4 product other than the Tata Deliverables and New Agreement Material and the PurchaseSoft Relevant Source Code and Documentation.

2.            All ownership rights and title to the derivative works of the Product created by Devonshire shall vest solely in Devonshire and assignees.

3.            Subject to being able to realize upon the right and license to the Product set forth in this letter agreement, Devonshire (or sublicensees or assigns of Devonshire) agrees to pay to PurchaseSoft during the period of 36 months from the date of this letter agreement, by way of royalty, a sum equal to 3% of the net license fees received from third parties by Devonshire arising from licensing of the Product; provided, that Devonshire shall have entered into an agreement with Tata, within 18 months of the date of this letter agreement, for the development of the Product. Devonshire will provide PurchaseSoft with a copy of such agreement within 60 days of its execution. Devonshire will provide a quarterly report to PurchaseSoft during the term of the royalty obligations under this letter agreement detailing all licensing revenues covered by this letter agreement. The royalties and fees will be paid by Devonshire to PurchaseSoft within 60 days following the end of each applicable twelve-month period.

4.            PurchaseSoft represents and warrants to Devonshire that (i) to the best of its knowledge, the use of the Product does not infringe any copyright, trademark, patent or other proprietary rights of any third party other than the Tata rights set forth in the Tata Letter Agreement; (ii) PurchaseSoft has the authority to grant the licenses granted herein; (iii) the licenses granted herein do not breach any other agreement to which PurchaseSoft is a party; (iv) PurchaseSoft has the full right, power and authority to enter into this agreement; (v) other than the licenses granted herein and pursuant to the Tata Letter Agreement, PurchaseSoft has not granted any licenses to any third party with respect to the Product; and (vi) to the best of its knowledge, the Product to the extent described in Exhibit B of this agreement consists of the entire portion of the Product in PurchaseSoft’s possession.

5.            PurchaseSoft indemnifies and holds Devonshire harmless from any liability arising out of any lawsuit, claim or demand arising out of or relating to any breach of any warranty, representation, term or condition of this agreement.

6.            Under no circumstances is Devonshire authorized to use PurchaseSoft’s name, copyrights (other than any copyrights in connection with the Product) or trademarks in the further marketing of this material, or represent to any PurchaseSoft customers or business partners that it is an authorized representative of or providing product of PurchaseSoft.

7.            If, as a result of bankruptcy proceedings, Devonshire is not allowed the rights and licenses granted by PurchaseSoft in this letter agreement, Devonshire reserves all legal and equitable rights to assert its claim for the residual amount of the Unpaid Fees. In addition, all rights and licenses granted under or pursuant to this letter agreement by PurchaseSoft to Devonshire are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”). licenses of rights to intellectual property as defined in Title 11. If a case is commenced by or against PurchaseSoft under Title 11, then, unless and until this letter agreement is rejected as provided in Title 11, PurchaseSoft (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall perform all of the obligations provided herein to be performed by PurchaseSoft and such successors and assigns, as Devonshire may elect in a written request, immediately upon such request. All rights, powers and remedies of Devonshire provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including Title 11) in the event of the commencement of a Title 11 case by or against PurchaseSoft. Devonshire, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event.

8.            No waiver or change of any of the terms or conditions herein shall be valid or binding unless in writing and signed by the party or parties intended to be bound by it. This letter agreement (which may be executed in a number of counterparts, all of which shall constitute one agreement) shall be binding on, and inure to the benefit of, the parties hereto and their respective agents, subsidiaries, affiliates, successors, assigns. This letter agreement shall be governed in all respects by the substantive law of the State of New York, where it was made, without regard to its conflicts of laws rules.

9.            Subject to Section 1, Devonshire and its affiliated companies on behalf of itself, their directors, managers, officers, stockholders, members, employees, consultants, agents, attorneys, representatives, successors and assigns (collectively, the “Devonshire Entities”), and PurchaseSoft, its directors, officers, stockholders, employees, consultants, agents, representatives, successors and assigns (collectively, the “PurchaseSoft Entities”), release, discharge and waive any and all claims and causes of action they have or may have had under the Engagement Agreement (the “Claims”), or otherwise, against the PurchaseSoft Entities or the Devonshire Entities, and such entities covenant not to institute any suit with respect to the Claims; provided, that the forgoing is not a release of PurchaseSoft of its obligations of indemnification under Section 5 of the Engagement Agreement. Nothing contained in this Section 9 shall be deemed to release PurchaseSoft from its obligations under this letter agreement.

Please indicate your agreement with the terms of this letter by signing in the space provided below on the enclosed copy and return such executed copy to the undersigned, whereupon this letter becomes a binding agreement between the parties.

DEVONSHIRE HOLDINGS, L.L.C.

		By:	/s/ William T. Nolan
William T. Nolan, President

Agreed to: PURCHASESOFT, INC.

By:	/s/ Steven Flagg
Steven Flagg, Chairman and President

Exhibit A

a.                                       Vision Document Version 1.6

b.                                      Supplementary Specifications Version 1.2

c.                                       Use case specifications and models – Requisitioning Version 1.3

d.                                      Use case specifications and models – RFQ

e.                                       Use case specifications and models – Purchase Orders Version 1.2

f.                                         Use case specifications and models – Quotations & Bid Analysis Version 1.2

g.                                      Use case specifications and models – Receipts Version 1.1

h.                                      Use case specifications and models – Inventory Version 1.2

i.                                          Use case specifications and models – Asset Tracking Version 1.1

j.                                          Use case specifications and models – Invoice Matching Version 1.2

k.                                       Use case specifications and models – Catalog Management Version 1.1

1.                                       Technical Architecture Document Version 1.0

m.                                    Design Document Version 0.51

Exhibit B

a.                                       Vision Document Version 1.6

b.                                      Supplementary Specifications Version 1.2

c.                                       Use case specifications and models – Requisitioning Version 1.3

d.                                      Use case specifications and models – Purchase Orders Version 1.2

e.                                       Use case specifications and models – Quotations & Bid Analysis Version 1.2

f.                                         Use case specifications and models – Receipts Version 1.1

g.                                      Use case specifications and models – Inventory Version 1.2

h.                                      Use case specifications and models – Asset Tracking Version 1.1

i.                                          Use case specifications and models – Invoice Matching Version 1.2

j.                                          Use case specifications and models – Catalog Management Version 1.1

PurchaseSoft, Inc.
Devonshire Holdings, LLC				1/31/2003

Date	Type	Reference	Original Amt.	Balance Due	Discount	Payment
01/31/2003	Bill		6,000.00	6,000.00		6,000.00
					Check Amount	6,000.00

Checking - Alliance Bank Settlement Payment in Full	6,000.00